Loan agreement and Promissory Note

April 1, 2009

I, Jody Ray Hanley, agree to loan National Automation Services, Inc. (NAS) located at 2470 St. Rose Parkway Suite 311, Henderson, Nevada the sum of $77,000 according to the following terms and conditions:

The $72,000 is being loaned to NAS with a flat fee of $5,000, and an interest rate of 10% (annual) as of April 1, 2009. That the interest rate replaces the $250 penalty fee per diem and that interest will be computed at the principle balance of $77,000.

NAS agrees that if any interest payments are due on the loan that NAS is responsible for making these payments in addition to the fees stated above as the money being loaned to NAS.

The loan in principle and interest is payable on demand.

/s/ Jody R. Hanley

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Jody R. Hanley

/s/ Robert Chance

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Robert Chance

CEO National Automation Services, Inc.